Exhibit 21.1
            Subsidiaries of Registrant listing state of incorporation


       Name                                        State of Incorporation
      -----                                        ----------------------
PRI Medical Technologies, Inc.                              Nevada

Physiologic Reps                                            California

Pulse Medical Products, Inc.                                Idaho

Medical Resources Management Financial, Inc.                California